Exhibit (a)(5)(H)

Danaher Obtains European Commission Approval to Acquire Beckman Coulter

Washington, D.C. June 16, 2011 – Danaher Corporation (NYSE:DHR) announced today that approval from the European Commission had been received for Danaher’s proposed acquisition of Beckman Coulter. This was the last applicable regulatory approval with respect to Danaher’s previously announced tender offer to acquire all of the outstanding shares of Beckman Coulter for $83.50 per share in cash. The “Antitrust Condition” to the offer has now been satisfied.

The offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, June 24, 2011. Danaher continues to anticipate that the transaction will close in June 2011.

About Danaher

Danaher Corporation is a diversified technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Its portfolio of premier brands is among the most highly recognized in each of the markets it serves. Driven by a foundation provided by the Danaher Business System, Danaher’s 48,000 associates serve customers in more than 125 countries and generated $12.8 billion of revenue in 2010. For more information please visit Danaher’s website: www.danaher.com.

Forward Looking Statements

Statements in this release that are not strictly historical, including statements regarding completion of the transaction, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and Beckman Coulter operate; the parties’ ability to satisfy the merger agreement conditions and consummate the transaction; and Beckman Coulter’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contact

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 419-7676